UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 28, 2018

Lifetime Brands, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-19254	11-2682486
(Commission File Number)	(IRS Employer Identification No.)

1000 Stewart Avenue, Garden City, New York 11530

(Address of Principal Executive Offices) (Zip Code)

(Registrant’s Telephone Number, Including Area Code) 516-683-6000

(Former Name or Former Address, if Changed Since Last Report) N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

INTRODUCTORY NOTE

As previously disclosed in the Current Report on Form 8-K filed on December 29, 2017 with the Securities and Exchange Commission (“SEC”) by Lifetime Brands, Inc., a Delaware corporation (the “Company”), the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, TPP Acquisition I Corp., a Delaware corporation (“Merger Sub”), TPP Acquisition II LLC, a Delaware limited liability company (“Buyer Survivor LLC”), Taylor Parent, LLC, a Delaware limited liability company (“Taylor Parent”), Taylor Holdco, LLC, a Delaware limited liability company (“Taylor”) and solely for purposes of certain sections of the Merger Agreement, CP Taylor GP, LLC, a Delaware limited liability company, providing for the acquisition of Taylor by the Company (the “Acquisition”).

The Closing (as defined below) was subject to, among other things, the approval of the issuance of the Acquisition Shares (as defined below) pursuant to the Merger Agreement by the requisite vote of the Company’s stockholders, as required by applicable NASDAQ rules. On February 28, 2018, the Company held a special meeting of the Company’s stockholders (the “Special Meeting”) at its principal executive offices in Garden City, New York, at which the Company’s stockholders voted to approve the issuance of the Acquisition Shares.

Pursuant to the Merger Agreement and upon the closing of the Acquisition (the “Closing”), following the Special Meeting, on March 2, 2018, the Company issued to Taylor Parent newly-issued shares representing 27 percent of the Company’s common stock (“Company Common Stock”) on a fully diluted basis after accounting for the issuance of additional shares as more fully described in the Merger Agreement (the “Acquisition Shares”). In addition, the Company paid $27.5 million (the “Cash Consideration”) to Taylor Parent, which was used to (x) repay Taylor’s preferred equity holders, (y) fund other transaction-related obligations and (z) repay certain outstanding debt of Taylor.

The foregoing description of the Acquisition does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is included as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on December 29, 2017 and which is incorporated by reference herein.

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Stockholders Agreement

In connection with the Merger Agreement, the Company entered into a stockholders agreement (the “Stockholders Agreement”) by and among the Company, Taylor Parent and the stockholders of the Company set forth on Schedule I thereto (such stockholder an “Acquisition Share Stockholder”), whereby each party to the Stockholders Agreement agreed, among other things, that the Company would provide registration rights with respect to the Acquisition Shares held by Taylor Parent or other Acquisition Share Stockholder, if any, and to certain other governance matters and restrictions on transfer by the Acquisition Share Stockholder of the Acquisition Shares.

Pursuant to the Stockholders Agreement, for so long as Taylor Parent beneficially owns (1) at least 20% of the outstanding Company Common Stock on a Fully Diluted Basis (as defined in the Stockholders Agreement) (the “Future Fully Diluted Basis”), up to two persons designated by Taylor Parent will be nominated for election or appointment to the Board of Directors of the Company (the “Board”) at each meeting of stockholders at which members of the Board are elected, (2) less than 20%, but greater than 10% of the outstanding Company Common Stock on a Future Fully Diluted Basis, one person designated by Taylor Parent will be nominated for election or appointment to the Board at each meeting of stockholders at which members of the Board are elected, or (3) less than 10% of the outstanding Company Common Stock on a Future Fully Diluted Basis, then Taylor Parent shall have no right to designate anyone for election or appointment to the Board (any such person so designated, a “Board Designee”).

The Board is contractually required to nominate any Board Designee for election to the Board and to use commercially reasonable efforts to solicit proxies in favor of the election of the Board Designees in substantially the same manner that it solicits proxies for all other director nominees recommended by the Board.

The Stockholders Agreement also contains certain restrictions on the Company and Taylor Parent. Taylor Parent and its affiliates will be prohibited from, without the express written approval of at least a majority of the disinterested members of our Board, acquiring and making certain transfers of Company Common Stock or other securities issued by the Company, entering into voting agreements or soliciting proxies with respect to its Company Common Stock and taking certain other actions. Further, Taylor Parent may not sell, offer or agree to sell, or otherwise transfer, subject to certain customary exceptions, directly or indirectly, any of the Acquisition Shares through and including December 31, 2019. Additionally, for so long as Taylor Parent continues to beneficially own at least 50% of the Acquisition Shares, neither the Company nor any of its subsidiaries may take the following actions without the approval of the Board Designees, such approval not to be unreasonably withheld: (i) enter into any agreement for a transaction that would result in a change of control of the Company; (ii) consummate any transaction for the sale of all or substantially all of the Company’s assets; (iii) file for reorganization pursuant to Chapter 11, or for liquidation pursuant to Chapter 7, of the U.S. Bankruptcy Code; (iv) liquidate or dissolve the business and affairs of the Company; (v) take any Board actions to seek an amendment to the Company Certificate of Incorporation or approve, or recommend that the Company’s stockholders approve, an amendment to the Bylaws, except as required by Delaware Law (as defined in the Merger Agreement) or other applicable law and other than amendments that would not materially and disproportionately affect Taylor Parent; (vi) incur additional debt in excess of $100 million in the aggregate, subject to certain exceptions; (vii) acquire or dispose of assets or a business, in each case with an individual value in excess of $100 million; (viii) terminate the employment of the Chief Executive Officer, other than for cause (in which case the Company shall consult in good faith with Taylor Parent on a replacement Chief Executive Officer); and (ix) adopt a stockholder rights plan that does not exempt as “grandfathered persons” the stockholders party to the Stockholders Agreement and their affiliates from being deemed “acquiring persons” due to their beneficial ownership of the Company Common Stock upon the public announcement of adoption of such stockholder rights plan (it being understood that no such plan shall restrict any stockholder party to the Stockholders Agreement or its affiliates from acquiring, in the aggregate, Company Common Stock up to the level of their aggregate percentage beneficial ownership as of the public announcement of the adoption of such stockholder rights plan).

The foregoing description of the Stockholders Agreement does not purport to be complete and is qualified in its entirety by the full text of the Stockholders Agreement, which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Financing of the Merger

In connection with the Acquisition, (1) the Company entered into a new credit agreement (with all exhibits, schedules and attachments thereto, the “ABL Credit Agreement”) with the Company, as a borrower and a guarantor, the other borrowers (the “ABL Borrowers”) party thereto, the other guarantors party thereto, JPMorgan Chase Bank, N.A. (“JPMorgan”), as administrative agent, and the lenders and issuing banks party thereto, evidencing a senior secured asset-based revolving credit facility provided to the Company and the ABL Borrowers in the maximum aggregate principal amount of $150 million, which facility will mature on March 2, 2023, and (2) the Company entered into a new loan agreement (with all exhibits, schedules and attachments thereto, the “TLB Credit Agreement”) with the Company, as the borrower and a guarantor, the other guarantors, JPMorgan, as administrative agent, Golub Capital LLC, as syndication agent, and the lenders party thereto, providing for a senior secured term loan credit facility to the Company in the principal amount of $275 million, which will mature on February 28, 2025. The term loan facility will be repaid, commencing June 30, 2018, in quarterly payments of principal equal to 0.25% of the original aggregate principal amount of the term loan facility. The maximum borrowing under the ABL Credit agreement may be increased to up to $200 million if certain conditions are met. One or more tranches of additional term loans (the “Incremental Facilities”) may be added under the TLB Credit Agreement if certain conditions are met. The Incremental Facilities may not exceed the sum of (i) $50 million plus (ii) an unlimited amount so long as, in the case of (ii) only, the Company’s secured net leverage ratio, as defined in and computed pursuant to the TLB Credit Agreement, is no greater than 3.75 to 1.00, subject to certain limitations and for the period defined pursuant to the TLB Credit Agreement.

Borrowings under the revolving credit facility bear interest, at the Company’s option, at one of the following rates: (i) base rate, defined as the greater of the prime rate, a federal funds based rate plus 0.5% or one-month LIBOR plus 1.0%, plus a margin of 0.25% to 0.75%, or (ii) LIBOR plus a margin of 1.25% to 1.75%. The respective margins are based upon the Company’s total leverage ratio, as defined in and computed pursuant to the ABL Credit Agreement. The margin with respect to the revolving credit facility is, until financial statements for the first full fiscal quarter ending after the Closing are delivered, 0.50% per annum in the case of base rate borrowings and 1.50% per annum in the case of LIBOR borrowings.

The term loan facility bears interest, at the Company’s option, at one of the following rates: (i) base rate, defined as the greater of the prime rate, a federal funds based rate plus 0.5% or one-month LIBOR plus 1.0%, plus a margin of 2.50% or (ii) LIBOR plus a margin of 3.50%.

The ABL Credit Agreement and the TLB Credit Agreement provide for customary covenants and events of default. Covenants include limitations on additional indebtedness, liens, acquisitions, investments and payment of dividends, among other things.

The Company utilized the proceeds of borrowings under the revolving credit facility and the proceeds of the term loan (i) to repay in full all existing indebtedness for borrowed money under the Second Amended and Restated Credit Agreement, dated as of January 13, 2014, as amended, by and among the Company, the borrowers from time to time party thereto, the other loan parties from time to time party thereto, the lenders from time to time party thereto and JPMorgan, as administrative agent, and (ii) to finance the Transactions, as defined in the ABL Credit Agreement and the TLB Credit Agreement, including the Acquisition, the refinancing of certain indebtedness of Taylor and its subsidiaries, and the payment of fees and expenses in connection with the foregoing.

The foregoing description of the ABL Credit Agreement and the TLB Credit Agreement does not purport to be complete and is qualified in its entirety by the full text of each of the ABL Credit Agreement and the TLB Credit Agreement, which are attached hereto as Exhibits 10.02 and 10.03, respectively, and are incorporated by reference herein.

ITEM 2.01. COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

On March 2, 2018, pursuant to the terms of the Merger Agreement and in accordance with Section 264(c) of the Delaware General Corporation Law and Section 18-209 of the Delaware Limited Liability Company Act (the “Act”), Merger Sub merged with and into Taylor (the “Stage One Merger”) with Taylor continuing as the surviving corporation (the “Surviving Corporation”). Immediately following the Stage One Merger, pursuant to the terms of the Merger Agreement and in accordance with Section 18-209 of the Act, the Surviving Corporation merged with and into Buyer Survivor LLC with Buyer Survivor LLC continuing as the surviving corporation (the “Stage Two Merger”, and together with the Stage One Merger, the “Mergers”). Upon completion of the Mergers, Buyer Survivor LLC (previously Taylor) became a wholly owned subsidiary of the Company.

The aggregate consideration paid by the Company in the Acquisition consisted of the Acquisition Shares and the Cash Consideration, without giving effect to related transaction fees and expenses.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on December 29, 2017 and which is incorporated by reference herein.

ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information set forth in Item 1.01 under the heading “Financing of the Merger” is incorporated herein by reference.

ITEM 3.02. UNREGISTERED SALES OF EQUITY SECURITIES.

Pursuant to the Merger Agreement, upon the Closing, the Company issued an aggregate of 5,593,116 shares of Company Common Stock in reliance on the exemption afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D promulgated under the Securities Act. Each of the recipients of Company Common Stock has, or will prior to receipt of such shares, represent that it was acquiring such shares for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. Such shares have not been registered under the Securities Act and such securities may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws. The details of this transaction are described in Item 2.01, which is incorporated by reference in its entirety into this Item 3.02.

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(b) Departure of Principal Executive Officer

The information set forth in Item 5.02(c) is incorporated by reference herein.

(c) Appointment New Principal Executive Officer

In connection with the Merger Agreement, and as an inducement to the willingness of the Company to enter into the Merger Agreement, concurrently with the execution and delivery of the Merger Agreement, Robert B. Kay entered into that certain employment agreement with the Company (the “Kay Employment Agreement”), which became effective upon the Closing. In connection with the Kay Employment Agreement and the Merger Agreement, Mr. Kay became the Chief Executive Officer of the Company, effective as of the Closing. On March 1, 2018, effective upon the Closing, the Board unanimously voted to appoint Jeffrey Siegel, who served as the Chief Executive Officer of the Company until the Closing, as the Company’s Executive Chairman of the Board.

Robert B. Kay, age 55, served as the Chairman and Chief Executive Officer of Taylor since June 2012 until the Closing. Mr. Kay began his career at Deloitte & Touche LLP where he spent six years as a management consultant. From 1993 until 1998, he served as the Senior Vice President and Chief Financial Officer of Oxford Resources Corp., a NASDAQ listed consumer finance company. From 1999 to 2005, Mr. Kay was President and Chief Executive Officer of Key Components, Inc., a diversified industrial company. In 2006, Mr. Kay joined Kaz, Inc. as Executive Chairman until the company was sold to a publicly traded strategic buyer in 2010. Mr. Kay has been a member of the operating partner network of Centre Partners Management, LLC, which, through its affiliates, beneficially owns a majority of the capital stock of Taylor Parent, since 2005. Mr. Kay also serves on the board of Nearly Natural, LLC. Mr. Kay received a B.S. from Cornell University and a Master’s Degree from Columbia University.

(d) Appointment of New Directors

Pursuant to the Merger Agreement and the Stockholders Agreement, the Company is required to appoint three individuals, initially designated by Taylor Parent to be Mr. Kay, Michael Schnabel and Bruce Pollack, to the Board (the “Parent Designees”). On March 1, 2018, effective upon the Closing, the Board unanimously voted to expand the Board to 13 directors, 10 of whom are the current members of the Board, and to appoint the Parent Designees to the Board to fill the newly created vacancies. Board committee assignments of the Parent Designees, if any, will be determined at a later date.

Bruce Pollack, age 58, joined Centre Partners Management, LLC in 1991 and serves as a Managing Partner. Mr. Pollack began his career in the investment banking division of Becker Paribas Incorporated and Merrill Lynch Capital Markets. Mr. Pollack currently serves as a Director of K2 Pure Solutions, L.P., Sun Orchard, Inc., Nearly Natural, LLC and U.S. Retirement & Benefits Partners, Inc., each a portfolio company of Centre Partners Management, LLC. Mr. Pollack previously served on the boards of a number of companies including Captain D’s, LLC, Bellisio Foods, Inc., Bumble Bee Foods, L.P., the Connors Bros. Income Fund, Distant Lands Trading Co., Inc., Garden Fresh Holdings, Inc., The Johnny Rockets Group, Inc., KIK Corporation Holdings, Inc., Muzak L.P., Salton, Inc., Ross Aviation, LLC and several other private companies. He is on the Board of Governors of the Weizmann Institute of Science and serves as a Trustee at Brandeis University. Mr. Pollack received a B.A. from Brandeis University.

Michael Schnabel, age 40, joined Centre Partners Management, LLC in 2002 and serves as a Managing Director. Prior to joining Centre, he served as Director of Finance at OmniSky Corporation after having worked in Donaldson, Lufkin & Jenrette Securities Corp.’s investment banking department. Mr. Schnabel is currently a Director of Covenant Care, LLC, Nearly Natural, LLC and Sun Orchard, Inc., each a portfolio company of Centre Partners Management, LLC. He previously served on the Boards of ActionEmco Acquisition, LLC, Bellisio Foods, Inc., Captain D’s, LLC, Group Dekko Holdings, Inc. and Uno Restaurant Holdings Corp. Mr. Schnabel received a B.S. from Duke University.

The information set forth in Item 5.02(c) is incorporated by reference herein.

(e) Compensatory Arrangements of Principal Executive Officer

Pursuant to the Kay Employment Agreement, the Company agreed to grant certain equity awards subject to the vesting and other terms described in the Kay Employment Agreement and the applicable grant agreements and the terms of the Company’s 2000 Long-Term Incentive Plan, as it may be amended from time to time.

Upon recommendation of the Compensation Committee of the Board (the “Compensation Committee”) and as further approved by the Board, upon the Closing and effective immediately following the Closing, Mr. Kay was granted (1) stock options to purchase 150,000 shares of Company Common Stock at an exercise price per share equal to the closing price of a share of Company Common Stock on the date of grant, which vests in equal installments on each first, second, and third anniversaries of the Closing, subject to certain terms and conditions (the “Option Grant”) and (2) 50,000 restricted shares of Company Common Stock which restrictions lapse in equal installments on each of the first, second, and third anniversaries of the Closing, subject to certain terms and conditions (the “Restricted Shares Grant”).

In addition to the Option Grant and the Restricted Shares Grant described above, during the Term (as defined in the Kay Employment Agreement), the Company is contractually obligated to pay Mr. Kay a base salary at the annual rate of $800,000. During the Term, Mr. Kay is eligible to receive an annual company performance bonus with a target of 87.5% of his base salary and maximum bonus opportunity of 175% of his base salary if the Company achieves certain targets established by the Compensation Committee based on the annual budget for such year and an annual individual goal bonus of up to 25% of his base salary based on meeting individual objectives set by the Compensation Committee.

The foregoing description of the Kay Employment Agreement is qualified in its entirety by the full text of the Kay Employment Agreement, which is included as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on December 29, 2017 and which is incorporated by reference herein.

ITEM 5.07. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

As previously described, the Closing of the Acquisition was subject, among other conditions, to customary conditions relating to the approval of the issuance of the Acquisition Shares pursuant to the Merger Agreement by the requisite vote of the Company’s stockholders. As of the close of business on the record date, January 22, 2018, there were 14,897,152 shares of Company Common Stock outstanding and entitled to vote at the Special Meeting. At the Special Meeting, 13,057,432 shares, or approximately 87.65% of all outstanding shares of Company Common Stock, were present either in person or by proxy. Three matters were voted upon at the Special Meeting, with the Board unanimously recommending a vote “FOR” each of the proposals voted upon, as further described in the definitive proxy statement filed with the SEC on January 24, 2018.

Proposal 1 (the “Acquisition Shares Proposal”) was to approve the issuance of the Acquisition Shares. Proposal 2 (the “Golden Parachute Proposal”) was to approve, on a nonbinding advisory basis, the “golden parachute” compensation.

The Acquisition Shares Proposal and Golden Parachute Proposal were approved and adopted. In light of the approval of the Acquisition Shares Proposal, Proposal 3 to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Acquisition Shares Proposal (the “Adjournment Proposal”), was rendered moot. The table below shows the final voting results from the Special Meeting.

Proposal 1. Acquisition Shares Proposal.

Votes For	Votes Against	Abstentions	Broker Non-Votes
11,217,776	1,822,789	16,867	0

Proposal 2. Golden Parachute Proposal.

Votes For	Votes Against	Abstentions	Broker Non-Votes
9,085,374	3,825,056	147,002	0

Proposal 3. Adjournment Proposal.

Votes For	Votes Against	Abstentions	Broker Non-Votes
10,816,230	2,092,423	148,779	0

8.01 – OTHER EVENTS.

Communications

On February 28, 2018, the Company issued a press release announcing the stockholder approval of the Acquisition Shares. A copy of such press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

On March 2, 2018, the Company issued a press release regarding the consummation of the Mergers and the issuance of the Acquisition Shares. A copy of such press release is attached hereto as Exhibit 99.2 and is incorporated by reference herein.

Item 9.01	– FINANCIAL STATEMENTS AND EXHIBITS.

(a) Financial statements of business acquired.

The financial statements required by Item 9.01(a) of Form 8-K will be filed by an amendment to this Current Report on Form 8-K no later than 71 calendar days after the date this Current Report on Form 8-K was required to be filed.

(b) Pro Forma financial information.

The pro forma financial information required by Item 9.01(b) of Form 8-K will be filed by an amendment to this Current Report on Form 8-K no later than 71 calendar days after the date this Current Report on Form 8-K was required to be filed.

(d) Exhibits.

Exhibit Number	Description

10.01	Stockholders Agreement, dated as of March 2, 2018, by and between Lifetime Brands, Inc. and Taylor Parent, LLC.

10.02	Credit Agreement, dated as of March 2, 2018, by and among Lifetime Brands, Inc., the other borrowers from time to time party thereto, the other loan parties from time to time party thereto, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent.

10.03	Loan Agreement, dated as of March 2, 2018, by and among Lifetime Brands, Inc., the other loan parties from time to time party thereto, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent and Golub Capital LLC, as syndication agent.

99.1	Press Release, dated as of February 28, 2018.

99.2	Press Release, dated as of March 2, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFETIME BRANDS, INC.

By:	/s/ Laurence Winoker
Laurence Winoker
Senior Vice President – Finance, Treasurer and Chief Financial Officer

Dated: March 6, 2018